EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 28th day of August, 2011, (the “Effective Date”) by and between COLOMBIA CLEAN POWER & FUELS, INC., a Nevada corporation, (the “Company”) and RONALD G. STOVASH (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to hire the Employee as Chief Executive Officer and desires to have the benefit of the Employee’s full-time efforts and services; and

WHEREAS, the Company believes that it is appropriate and in the best interests of the Employee to provide to the Employee the compensation and benefits set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Company and the Employee hereby mutually covenant and agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company, on the terms and conditions set forth herein.

2. TERM. The employment of the Employee by the Company pursuant to the provisions of this Agreement shall commence on the Effective Date hereof and shall continue until this Agreement is terminated by either party hereto as set forth in Section 6 hereof.

3. LOCATION. The Employee shall perform the services for the Company under this Agreement at the offices of the Company located throughout the United States and in the Republic of Colombia, and at the offices of Employee in Naples, FL and Morgantown, WV. The Employee shall reside in Naples, FL and Morgantown, WV.

4. POSITIONS AND DUTIES. The Employee shall serve as the Chief Executive Officer (“CEO”) of the Company, reporting directly to the Board of Directors (the “Board”) or to the Chairman of the Board. The Employee shall hold such title or titles with the Company which shall encompass his position as CEO. The Employee shall also be appointed to serve, and shall accept appointment to serve, as a director of the Company upon assuming the duties as Chief Executive Officer (“CEO”). The Employee shall perform such services commensurate with being CEO of a public company subject to the reporting obligations of Section 13 of the Exchange Act, including commensurate services for any subsidiary of the Company. In connection with the foregoing position, the Employee shall have such specific duties, responsibilities and authority as may from time to time be assigned by the Board or the Chairman. The Employee agrees to work exclusively for the Company during the term of this Agreement, unless written approval is granted by the Company. The Employee agrees to adhere to the Company’s published policies and procedures, or code of conduct, as each is adopted from time to time, affecting directors, officers, employees, and agents and shall use his best efforts to promote the Employer’s interest, reputation, business and welfare.

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5. COMPENSATION AND RELATED MATTERS.

(a) Base Salary. The Company shall pay to the Employee USD$360,000 per annum beginning on the Effective Date, in accordance with the Company’s standard payroll policy (as in effect from time to time). The monthly base salary shall be prorated for any partial month in which this Agreement is terminated or during which the Employee is entitled to receive compensation under this Agreement.

(b) Annual Performance Review and Base Salary Increases. The Employee’s initial annual base salary shall be reviewed by the Compensation Committee on or before December 31, 2012, and shall be reviewed thereafter no less frequently than annually for increases in the discretion of the Compensation Committee targeted to be no less than a 10% minimum salary increase of the Employee’s base salary then in effect for each of the periods ending December 31, 2012, December 31, 2013, and December 31, 2014. Increases in the Employee’s base salary above the 10% minimum increase shall be based upon achievement of certain performance objectives to be determined in good faith by the Compensation Committee and the Employee, which criteria for the first period of this Agreement through December 31, 2012, will be established within thirty (30) days of the Effective Date. Performance criteria for subsequent years will be determined within thirty (30) days prior to the end of each calendar year. Annual salary increases after December 31, 2014 shall not be required to have a minimum salary increase of 10%.

(c) Performance Bonuses. Employee will be eligible to receive an annual bonus targeted to be a minimum of 100% of Employee’s then applicable base salary, less applicable withholding taxes, upon achievement of annual performance objectives to be determined in good faith by the Compensation Committee and the Employee, which objectives for the first period of this Agreement through December 31, 2011, will be established within thirty (30) days of the Effective Date. Objectives for subsequent calendar years will be determined as set forth herein within thirty (30) days prior to the end of each calendar year. Bonus payments will be prorated for the first period ending December 31, 2011, and in each instance shall be paid to the Employee not later than the end of the first fiscal quarter following achievement of annual performance objectives. The performance bonus shall be payable in a combination of cash and shares Company’s common stock at the Company’s discretion, with not less than 50% of the bonuses being paid in cash.

(d) Signing Bonus. As a signing bonus, the Employee shall receive options to purchase 500,000 shares of the Company’s common stock granted under the Company’s 2010 Equity Incentive Plan. The options shall have a five year term and shall be in the standard form of Stock Option Agreement issued by the Company. The options shall have a three year vesting period, with 25 % vesting immediately and 25% vesting on the next three anniversaries of the Effective Date of this Employment Agreement. The exercise price of 250,000 of the options shall be USD$2.50 and the exercise price of the remaining 250,000 options shall be USD$5.00.

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(e) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services hereunder, including all expenses for travel on Company business for the Employee and his Spouse (including travel to and from Employee’s office in Naples, FL or Morgantown, WV) or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by the Company. As a condition for reimbursement of expenses, the Employee shall provide such supporting information and documentation as the Company may reasonably request in accordance with Company policy and the requirements of the Internal Revenue Code.

(f) Apartment Expenses. The Company shall reimburse the Employee for expenses reasonably related to the use of an apartment by the Employee in Bogotá, Colombia. The location and size of the apartment shall be mutually acceptable to the Company and the Employee.

(g) Vacation & Holidays. Employee will be entitled to paid vacation of five (5)weeks per year (prorated for any portion of any calendar year within the Employment Period in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. The Employee shall also be entitled and paid for all reasonably recognized holidays.

(h) Withholding Taxes. The Company may make any appropriate arrangements to deduct from all benefits provided hereunder any taxes reasonably determined to be required to be withheld by any government or government agency. The Employee shall bear all taxes on benefits provided hereunder to the extent that no taxes are withheld, irrespective of whether withholding is required.

(i) Insurance and Other Benefits. Health and other insurance benefits will not be provided for the Employee by the Company, with the exception that the Company will provide or reimburse the Employee or the policy holder of the Employee’s life insurance policy for a USD$2 million life insurance policy. Given the personal security risk associated with the duties of the Employee while in Columbia, the Company at its own expense, will provide personal security protection and security to the Employee mutually and reasonably agreed to by the parties hereto.

6. TERMINATION.

(a) Termination by the Company. The Employee’s employment with the Company may be terminated under the following conditions:

(i) Termination for Death or Disability. The Employee’s employment with the Company shall terminate effective upon the date of the Employee’s death or Complete Disability (as defined below).

(ii) Termination by the Company for Cause. The Company may terminate the Employee’s employment under this Agreement for Cause (as defined below). A notice of termination given pursuant to this Section 6(a)(ii) shall effect termination as of the date specified, or, in the event no such date is specified, on the date upon which the notice is given.

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(iii) Termination by the Company for Any Reason Other Than Cause. The Employee’s employment by the Company shall be “at will.” The Company may terminate the Employee’s employment under this Agreement at any time, for any or no reason and with or without cause or advance notice. This is the full and complete agreement between the Employee and the Company on this term. Although the Employee’s duties, title, compensation and benefits may change, the “at will” nature of the Employee’s employment relationship with the Company may only be modified in an express written agreement signed by the Employee and the Chairman of the Board.

(b) Termination by Mutual Agreement of the Parties. The Employee’s employment pursuant to this Agreement may be terminated at any time upon the mutual written agreement of the Employee and the Company. Any such termination of employment shall have the consequences specified in such writing.

(c) Termination by the Employee. The Employee’s employment by the Company shall be “at will.” The Employee shall have the right to resign or terminate the Employee’s employment at any time, with or without cause, notice or Good Reason.

(d) Compensation Upon Termination.

(i) With Cause or Employee’s Resignation Without Good Reason. If the Employee’s employment is terminated by the Company for Cause or the Employee resigns employment hereunder without Good Reason, then the Company shall pay the Employee’s base salary earned through the date of termination, and the Company shall thereafter have no further obligations to the Employee under this Agreement.

(ii) Death or Complete Disability. If the Employee’s employment terminates as a result of death or Complete Disability, and said death or Complete Disability is not the result of Employee performing his duties hereinafter, then the Company shall pay the Employee’s base salary and prorated performance bonus, as if the Employee achieved 100% of the target bonus, earned through the date of termination. The Company shall thereafter have no further obligations to the Employee under this Agreement. If the Employee’s death or Complete Disability occurs as a result of the Employee carrying out his duties hereunder, then Employee shall also be entitled to all unvested stock options which shall immediately vest.

(iii) Without Cause or Upon Good Reason. If the Company terminates the Employee’s employment without Cause or the Employee resigns for Good Reason, then the Company shall pay the Employee’s base salary and prorated performance bonus, as if the Employee achieved 100% of the target bonus, through the date of termination. In addition, the Company shall provide the Employee with the following severance benefits: The Company shall continue to pay the Employee’s base salary and prorated performance bonus, as if the Employee achieved 100% of the target bonus, as in effect on the date of termination until the end of the eighteen (18) month period following the termination of the Employee’s employment (the “Severance Payment”).

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(iv) Following a Change in Control. If within eighteen (18) months following a Change in Control (as defined below), the Company or its assignee terminates the Employee’s employment without Cause or the Employee resigns for Good Reason, then the Employee shall receive the benefits set forth in Section 6(d)(iii), except that: (i) the Severance Payments shall be paid in one lump sum within thirty (30) days following the termination or resignation pursuant to this subsection; and (ii) all unvested stock options shall immediately vest.

(v) Termination Certification and General Release. Notwithstanding the foregoing, the Employee shall receive none of the severance payments or benefits set forth under Sections 6(d)(iii) or (iv) unless the Employee furnishes the Company with an effective waiver and release of claims (the “Certification and Release”) in a form acceptable to the Company and substantially as attached hereto as Exhibit A, which is incorporated herein. If the Chairman or a majority of the Board determines in good faith that the Employee has breached any provision of his Proprietary Information (as defined below) or Sections 7 or 8 pertaining to Inventions, or any provision of this Agreement or the Certification and Release, the Company shall be excused from the obligation to provide any remaining severance benefits under Section 6(d)(iii) or (iv) and is entitled to full recovery of any severance amounts already provided to the Employee.

(e) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) Complete Disability. “Complete Disability” shall mean the inability of the Employee to perform the Employee’s duties under this Agreement because the Employee has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Employee becomes disabled, the term “Complete Disability” shall mean the inability of the Employee to perform the Employee’s duties under this Agreement by reason of any incapacity, physical or mental, which the Chairman and/or Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Chairman and/or Board, determines to have incapacitated the Employee from satisfactorily performing all of the Employee’s usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Chairman and/or Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

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(ii) Cause. “Cause” for the Company to terminate Employee’s employment hereunder shall mean the occurrence of one or more of the following, as reasonably determined by the Chairman and/or Board: (i) the final conviction of Employee of, or Employee’s plea of guilty or nolo contendere to, any felony or a crime involving dishonesty, fraud, or moral turpitude; (ii) the indictment of Employee for any felony or a crime involving dishonesty, fraud, or moral turpitude which, in the reasonable good-faith judgment of the Board, has materially damaged, or could materially damage, the reputation of the Company or would materially interfere with the performance of services by the Employee; (iii) the willful commission of fraud, nonincidental misappropriation, embezzlement, or other dishonest act by Employee against the Company; (iv) Employee’s use of illegal drugs or alcohol on the Company’s premises, Employee’s use of illegal drugs or alcohol having an adverse effect on the performance of the Employee’s duties hereunder, or Employee’s use of illegal drugs or alcohol which, in the reasonable good-faith judgment of the Board, has materially damaged, or could materially damage, the reputation of the Company; (v) Employee’s willful failure, negligence, or gross misconduct in the performance of his duties to the Company; (vi) Employee’s malfeasance in the performance of his duties hereunder; (vii) Employee’s nonfeasance in the performance of his duties hereunder not cured within ten (10) business days after notice of such nonfeasance; (viii) Employee’s failure to follow a written order which is both legal and reasonable; or (ix) Employee’s breach of this Agreement not cured within ten (10) business days after notice of such breach.

(iii) Change of Control. “Change of Control” for the Employee to terminate his employment hereunder shall mean the merger, consolidation, or similar transaction in which the Company is not the survivor (except where the effect of such transaction is to change the domicile of the Company, but not the office of the Employee in Naples, FL), or the sale of all or substantially all of the assets of the Company.

(iv) Good Reason. “Good Reason” for the Employee to terminate his employment hereunder shall mean the occurrence of one or more of the following, without the Employee’s express written consent and for which the Employee has given the Company express written notice within thirty (30) days following such occurrence and the Company has had thirty (30) days to cure such occurrence: (i) a significant reduction in the Employee’s duties, position or responsibilities relative to the duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when, following a Change of Control, he remains an Employee in a division or subsidiary of the acquirer that contains the Company’s business) shall not constitute Good Reason for the Employee to terminate his employment; (ii) a Company mandated change in Employee’s work location from Naples, FL; (iii) a reduction in the Employee’s base salary, benefits, or minimum base salary annual increases as in effect immediately prior to such reduction; or (iv) a breach of this Agreement by the Company.

(f) Exclusive Remedy. The rights, remedies and payments set forth in this Section 6 shall be the exclusive rights, remedies and payments available to the Employee upon termination of this Agreement and the Employee’s employment hereunder. Such rights remedies and payments shall supersede and replace any and all rights and remedies under state or federal law. The Company may deduct any amounts the Employee owes the Company at the time of the Employee’s termination of employment from any Severance Payments.

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7. NONDISCLOSURE OF PROPRIETARY INFORMATION. Recognizing that the Company is presently engaged, and may hereafter continue to be engaged, in the research and development of processes, the manufacturing of products or performance of services, which involve experimental and inventive work and that the success of its business depends upon the protection of the processes, products and services by patent, copyright or by secrecy and that the Employee has had, or during the course of his engagement may have, access to Proprietary Information, as hereinafter defined, of the Company or other information and data of a secret or proprietary nature of the Company which the Company wishes to keep confidential and the Employee has furnished, or during the course of his engagement may furnish, such information to the Company, the Employee agrees that:

(a) “Proprietary Information” shall mean any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature related to the business of the Company disclosed to the Employee or otherwise made known to his as a consequence of or through his engagement by the Company (including information originated by the Employee) in any technological area previously developed by the Company or developed, engaged in, or researched, by the Company during the term of the Employee’s engagement, including, but not limited to, trade secrets, processes, products, formulae, apparatus, techniques, know-how, marketing plans, data, improvements, strategies, forecasts, customer lists, and technical requirements of customers, unless such information is in the public domain to such an extent as to be readily available to competitors;

(b) The Employee acknowledges that the Company has exclusive property rights to all Proprietary Information and the Employee hereby assigns all rights he might otherwise possess in any Proprietary Information to the Company. Except as required in the performance of his duties to the Company, the Employee will not at any time during or after the term of his engagement, which term shall include any time in which the Employee may be retained by the Company as a consultant, directly or indirectly use, communicate, disclose or disseminate any Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, its products, customers, processes and services, including information relating to testing, research, development, manufacturing, marketing and selling;

(c) All documents, records, notebooks, notes, memoranda and similar repositories of, or containing, Proprietary Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its operations and activities made or compiled by the Employee at any time or made available to his prior to or during the term of his engagement by the Company, including any and all copies thereof, shall be the property of the Company, shall be held by his in trust solely for the benefit of the Company, and shall be delivered to the Company by his on the termination of his engagement or at any other time on the request of the Company; and

(d) The Employee will not assert any rights under any inventions, copyrights, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by his prior to his being engaged by the Company or during the term of his engagement if based on or otherwise related to Proprietary Information.

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8. ASSIGNMENT OF INVENTIONS.

(a) For purposes of this Section 8, the term “Inventions” shall mean discoveries, concepts, and ideas, whether patentable or copyrightable or not, including but not limited to improvements, know-how, data, processes, methods, formulae, and techniques, as well as improvements thereof or know-how related thereto, concerning any past, present or prospective activities of the Company which the Employee makes, discovers or conceives (whether or not during the hours of his engagement or with the use of the Company’s facilities, materials or personnel), either solely or jointly with others during his engagement by the Company or any affiliate and, if based on or related to Proprietary Information, at any time after termination of such engagement. All Inventions shall be the sole property of the Company, and Employee agrees to perform the provisions of this Section 8 with respect thereto without the payment by the Company of any royalty or any consideration therefore other than the regular compensation paid to the Employee in the capacity of an employee or consultant.

(b) The Employee hereby assigns to the Company all of his rights to such Inventions, and to applications for United States and/or foreign letters patent or copyrights and to United States and/or foreign letters patent or copyrights granted upon such Inventions.

(c) The Employee shall acknowledge and deliver promptly to the Company, without charge to the Company, but at its expense, such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of the Employee’s inventorship, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the Inventions and to vest the entire right and title thereto in the Company or its nominee. The Employee acknowledges and agrees that any copyright developed or conceived of by the Employee during the term of Employee’s employment which is related to the business of the Company shall be a “work for hire” under the copyright law of the United States and other applicable jurisdictions.

(d) No provisions of this Section shall be deemed to limit the restrictions applicable to the Employee under Section 7.

(e) No provisions of this Section shall be deemed or construed to require the Employee to assign to the Company any rights or intellectual property with respect to any invention which is created by the Employee entirely on his own time.

9. SHOP RIGHTS. The Company shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whether or not patentable, including but not limited to processes, methods, formulas and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions as defined in Section 8 but which are conceived or made by the Employee during the period he is engaged by the Company or with the use or assistance of the Company’s facilities, materials or personnel.

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10. REMEDIES. The Employee hereby acknowledges and agrees that a breach of the agreements contained in this Agreement will cause irreparable harm and damage to the Company, that the remedy at law for the breach or threatened breach of the agreements set forth in this Agreement will be inadequate, and that, in addition to all other remedies available to the Company for such breach or threatened breach (including, without limitation, the right to recover damages), the Company shall be entitled to injunctive relief for any breach or threatened breach of the agreements contained in this Agreement.

11. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be San Francisco, California, or Marin County, California. The arbitrators shall have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute. The prevailing party shall be entitled to an award of reasonable attorney fees. Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration.

12. SUCCESSORS. This Agreement and all rights of the Employee shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. In the event of the Employee’s death, all amounts payable to the Employee under this Agreement shall be paid to the Employee’s estate, or if directed under a benefit plan, to such beneficiaries of such plan. This Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting company or other entity to which all or substantially all of the business and assets of the Company shall be transferred whether by merger, consolidation, transfer or sale. This Agreement shall not be assignable by the Employee.

13. ENFORCEMENT. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

14. AMENDMENT. This Agreement may not be amended during its term, except by written instrument executed by the Company and the Employee.

15. SURVIVABILITY. The provisions of Sections 7, 8, 9, 10, 11, 12, and 18 shall survive termination of this Agreement.

16. NO CONFLICT WITH PRIOR EMPLOYMENT. The Employee hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, or result in breach or default under, or require the consent of, any other party under any agreement, including, but not limited to, any prior employment or consulting agreement, to which the Employee is or was a party.

17. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the Employee and the Company with respect to the subject matter hereof, and supersedes all prior oral or written agreements, negotiations, commitments and understandings with respect thereto, including, but not limited to, any prior consulting agreement(s), whether written or oral.

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18. GOVERNING LAW. This agreement shall be governed by and interpreted in accordance with the laws of the State of California without giving effect to the provisions, principles, or policies thereof relating to choice or conflicts of laws. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

19. NOTICE. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received, and if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to:

Company:	Colombia Clean Power & Fuels Inc.

245 Sir Francis Drake Boulevard

San Anselmo, CA 94960

Attn: Barry G. Markowitz, Chairman

Employee:	Ronald G. Stovash

16496 Felicita Court

Naples, FL 34110-3267

or to such other address as the Company shall have given to the Employee or, if to the Employee, to such address as the Employee shall have given to the Company.

20. NO WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

21. HEADINGS. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Employment Agreement the respective day and year set forth below.

“COMPANY”

Colombia Clean Power & Fuels, Inc.

Date: August 22, 2011	By:	/s/ Edward P. Mooney
Edward P. Mooney, Chief Executive Officer

“EMPLOYEE”

Date: August 23, 2011	/s/ Ronald G. Stovash
Ronald G. Stovash

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Exhibit A

TERMINATION CERTIFICATION AND General RELEASE

Certification

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Colombia Clean Power & Fuels, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further agree that, in compliance with Section 7, Nondisclosure of Proprietary Information, of the Agreement, I will preserve as confidential all Proprietary Information (as defined in the Agreement) or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further certify that I have complied with all the terms of Section 8, Assignment of Inventions, of the Employment Agreement dated September 1, 2011, with the Company (the “Agreement”), incorporated herein by this reference.

General Release.

In consideration for my employment as provided in the Agreement, I hereby release and forever discharge the Company and its predecessors, successors, partners, assigns, employees, shareholders, owners, officers, directors, agents, attorneys, subsidiaries, divisions, and affiliates, (jointly referred to as “Released Parties”) from any and all claims, demands, causes of action, obligations, damages, attorneys’ fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected or asserted, which I may have or claim to have against the Released Parties relating in any manner to my employment with the Company and/or the termination of such employment, and hereby covenant not to assert such claims through a lawsuit, an administrative proceeding or otherwise. This general release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination or claims arising out of any legal restrictions on the Company’s rights to terminate its employees, including without limitation of the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; and the Americans with Disabilities Act of 1990, as amended.

I waive all rights under Section 1542 of the Civil Code of California. That section reads as follows:

Colombia Clean Power & Fuels, Inc

245 Sir Francis Drake Boulevard

San Anselmo, CA 94930

+1 415 460 1165

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542 or any similar law of any other state, and to provide a full and complete release of Released Parties, I expressly acknowledge that this Termination Certification and General Release is intended to include, without limitation, all claims which I do not know or suspect to exist in my favor at the time of execution of this document, and that the Severance Payments (as defined in the Agreement) as agreed upon in the Agreement completely extinguishes all such claims.

Date:

Signature

Please Print Name

Colombia Clean Power & Fuels